UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 9, 2016

Nuo Therapeutics, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	001-32518	23-3011702
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

207A Perry Parkway, Suite 1, Gaithersburg, MD 20877

(Address of Principal Executive Offices) (Zip Code)

(240) 499-2680

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth below in Item 1.03 of this Current Report on Form 8-K regarding the Waiver and First Amendment (as defined below) is incorporated herein by reference.

Item 1.03. Bankruptcy or Receivership.

Background

As previously reported on a Form 8-K filed by Nuo Therapeutics, Inc. (the “Company”): (A) on January 26, 2016, the Company filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware (the “Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), which is being administered under the caption “In re: Nuo Therapeutics, Inc.”, Case No. 16-10192 (MFW) (the “Chapter 11 Case”), (B) on January 28, 2016, the Court approved, on an interim basis, the Company's motion to enter into a senior secured, superpriority debtor-in-possession credit agreement (the “DIP Financing Agreement”) with each lender from time to time party to the DIP Financing Agreement, including, but not limited to Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., and Deerfield Special Situations Fund, L.P. (collectively, the "DIP Lenders") and Deerfield Mgmt, L.P., as administrative agent (the "DIP Agent") for the DIP Lenders and (C) on February 23, 2016, the DIP Agent sent the Company a default notice (the "Default Notice") as a result of, among others, the Court’s disallowance of the DIP Lenders’ ability to credit bid in an auction sale under Section 363 of the Bankruptcy Code on February 22, 2016.

Waiver and First Amendment

On March 9, 2016, the Court approved on a final basis, the Company's motion for approval of the DIP Financing Agreement and use of cash collateral as well as approval of a Waiver and First Amendment to the DIP Financing Agreement (the "Waiver and First Amendment") with the DIP Lenders and DIP Agent, pursuant to which the DIP Financing Agreement was approved to include certain amendments, including: (i) certain defined terms were modified or deleted; (ii) the "Commitment" under the DIP Financing Agreement was revised to mean an aggregate of $6.0 million in new money (of which $1.5 million had been funded to date) and no amount applied to prepetition debt in the form of a "roll up"; (iii) the terms of a "Chapter 11 Plan" were revised to be consistent with a term sheet (the "Term Sheet") annexed to the Waiver and First Amendment, which sets forth the material terms of a proposed restructuring of the prepetition and post-petition secured debt, unsecured debt and equity interests of the Company, the terms of which would be effected pursuant to a plan of reorganization to be proposed by the Company in the Chapter 11 Case and supported by the DIP Lenders, DIP Agent, the Official Committee of Unsecured Creditors and the Ad Hoc Committee of Equity Holders; and (iv) the "Maturity Date" was revised to mean the earliest of: (a) April 25, 2016, if the Chapter 11 Plan is not confirmed by such date, or May 5, 2016 if the Chapter 11 Plan is confirmed by April 25, 2016, (b) the date on which the Court enters an order confirming the Chapter 11 Plan and (c) the date on which the loan is accelerated.

The Term Sheet provides for the reorganization of the Company (and the continuation of the Company's corporate existence whose securities will be publicly traded), and payment, on or after the effective date of the confirmed plan, of all allowed administrative expenses, priority tax claims, unsecured priority claims and payment of general unsecured claims, each as more fully set forth in the Term Sheet. It further provides for the capitalization of a reorganized Company under two contemplated scenarios: (i) in the event the Company successfully raises $10,500,000 of committed capital (of which $3,000,000 can be in the form of backstop irrevocable capital call commitments) (“Successful Capital Raise”) by the effective date of the confirmed plan, then (a) the existing common equity shareholders will retain a to be determined percentage of the resulting common equity interests and (b) the DIP Lenders would be issued a non-convertible, no dividend preferred security in the amount of approximately $29.3 million which would have a liquidation preference equal to its face amount and receive an assignment of all of Company’s rights, title and interest in the existing Angel product line license agreement with Arthrex, Inc., all associated intellectual property owned by the Company and licensed thereunder and all royalty and payment rights which for purposes of the Chapter 11 Plan is valued at $15,000,000; or (ii) in the event the Company does not have a Successful Capital Raise, then (a) the DIP Lenders will receive 95% of the common equity of the Company and (b) existing equity interests will retain 5% of the common equity of the Company. Gordian Group LLC, the Company's investment banker, is working with the Company to seek to raise the requisite funds.

In addition, in the Waiver and First Amendment, the parties agreed that the Company's use of loan proceeds under the DIP Financing Agreement would be, subject to a budget, to (i) provide for ongoing working capital and general corporate purposes during the Bankruptcy and (ii) pay certain fees. Certain events causing an event of default were also revised.

Upon the effectiveness of the Waiver and First Amendment, the DIP Lenders waived the occurrence and continuation of each of the existing events of default and any failure to comply with the Default Notice, provided, that such waiver will not constitute a waiver of any other event of default.

The foregoing descriptions of the Waiver and First Amendment and Term Sheet do not purport to be complete and are qualified in their entirety by reference to the Waiver and First Amendment (and the Term Sheet annexed as Exhibit B thereto) filed as Exhibit 10.1 hereto and incorporated herein by reference.

The Company cautions that trading in the Company’s securities during the pendency of the Chapter 11 Case is highly speculative, extremely risky and likely to lead to financial loss. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders of the Company’s securities in the Chapter 11 Case. Accordingly, the Company discourages trading of its equity securities during the pendency of the Chapter 11 Case.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Waiver and First Amendment, dated as of March 9, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuo Therapeutics, Inc.

By:	/s/ David E. Jorden
David E. Jorden
Acting Chief Executive Officer & Acting Chief Financial Officer

Date: March 11, 2016